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                                                                     EXHIBIT 2.3

                    PLAN OF REORGANIZATION AND ACQUISITION

                                   BY WHICH
                           AURIC MINING CORPORATION
                            (A NEVADA CORPORATION)

                                 SHALL ACQUIRE

                              PINNACLE OIL, INC.
                            (A NEVADA CORPORATION)

     THIS PLAN OF REORGANIZATION AND ACQUISITION is made and dated this day of January 20, 1996, by and between the Parties, as identified hereinafter, respectively.

                                I. THE PARTIES

     1. AURIC MINING CORPORATION ("Auric") is a public Nevada Corporation, being the lawful successor of the former Mega-Mart, Inc., formerly, a Delaware Corporation.

     2.   PINNACLE OIL, INC. ("Pinnacle") is a private Nevada Corporation.

     3. PINNACLE OIL INTERNATIONAL, INC. shall be the name of Auric following the Reorganization contemplated herein and shall be referred to as "the Corporation" or "the Resulting Corporation" as necessary to avoid confusion of name and to maintain clarity of meaning.

                                 II. RECITALS

     A.   THE CAPITAL OF THE PARTIES:

     1. THE CAPITAL OF AURIC consists of 50,000,000 shares of common voting stock of $0.01 par value authorized, of 877,450 are issued or outstanding.


                            PLAN OF REORGANIZATION
                                Auric/Pinnacle
                            January 20, 1996 Page 1
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2.   THE CAPITAL OF PINNACLE consists of 20,000,000 shares of common voting stock of $0.001 par value authorized, of which 5,000,000 shares are issued and outstanding.

B.   THE BACKGROUND FOR THE REORGANIZATION:

1. PINNACLE has certain interests, technology, fund raising capabilities concerning the exploration and development of oil and gas properties/joint ventures, and

2. PINNACLE has an interest to be acquired/merged with a public corporation (Bulletin Board listed), and

3. AURIC wishes to acquire these rights and maintain this newly formed Pinnacle, a Nevada Corporation as a wholly-owned subsidiary to conduct these proposed operations. As required by law, the vote for approval of this definitive Agreement, this Reorganization has been approved by a vote of the holders of at a majority of the issued and outstanding shares of Auric, and

4. THE PARTIES contemplate and intend that the acquisition will be a stock transaction; that all of the issued and outstanding capital stock of Pinnacle shall be acquired by Auric in exchange solely for Auric voting stock pursuant to Regulation D, Rule 504, as promulgated by the Securities and Exchange Commission; that this transaction qualify as a tax-free reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended, and related sections thereunder.

                          III. PLAN OF REORGANIZATION

     A. REORGANIZATION AND ACQUISITION; (1) Auric shall acquire all the Assets, Businesses and Capital Stock of Pinnacle, and Pinnacle shall become and be a wholly-owned subsidiary of Auric, on the terms and conditions which follow and are provided in this Agreement; (2) Auric shall issue (in reliance upon Rule 504 of Regulation D of the Securities Act of 1933 as amended) to the shareholders of Pinnacle, as Pinnacle shall direct, an aggregate of 10,090,675 (Ten Million Ninety Thousand Six Hundred Seventy Five) shares of common stock of Auric, which represents approximately 92% of the issued

                            PLAN OF REORGANIZATION
                                Auric/Pinnacle
                           January 20, 1996  Page 2
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and outstanding shares of the common stock of Auric at the time of closing; (3)
Immediately upon closing, control of Auric shall pass to the shareholders of Pinnacle, as further provided herein, and the Name of the Corporation shall be changed from Auric Mining Corporation to Pinnacle Oil International, Inc.

     B. TRANSFER OF CONTROL: Immediately following closing, Pinnacle shall submit to Auric a list of Its Nominees for service on the Board of Directors Auric Mining Corporation/Pinnacle Oil International, Inc. The Existing Directors shall appoint such nominees to serve until the next meeting of shareholders, and the Existing Directors shall forthwith resign as Directors, and the Existing Officers shall forthwith resign as Officers of the Resulting Corporation.

     C. SURVIVING CORPORATIONS: Both Nevada Companies shall survive the Reorganization as indicated above, such that after Reorganization, Pinnacle Oil, Inc. shall be a wholly-owned subsidiary of Pinnacle Oil International, Inc.

     D. CLOSING/EFFECTIVE DATE: This Plan of Reorganization shall become effective immediately approval and adoption by Corporate parties hereto, in the manner provided by the law of its place of incorporation and its constituent corporate documents, and the completion of the Audited Financial Statements of Auric; the time of such effectiveness being called closing and/or the effective date hereof.

     E. FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and to do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and good faith with each other and each others shareholders.

     F. CONSTRUCTION: This Plan of Reorganization and the resulting legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

     G.   REPRESENTATIONS & UNDERTAKINGS BY PINNACLE.

     Pinnacle represents and warrants as follows:

                            PLAN OF REORGANIZATION
                                Auric/Pinnacle
                            January 20, 1996 Page 3

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     (1) The technology (SFD) that is controlled by Pinnacle is without contingent or substantial liabilities that are not reflected in statements to be provided; any obligations are in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter substantially the financial condition of this proposed acquisition herein.

     (2) There have not been, and prior to the closing date there will not be, any material adverse changes in the financial position of these contracts, except changes arising in the ordinary course of business.

     (3) Pinnacle will prepare and the Resulting Company will execute effect a further $75,000 to $1,000,000 Limited Offering, pursuant to Regulation D, and/or such other exemptions from Registration as may be available to further capitalize the Resulting Company.

     (4) Pinnacle is not involved in any pending or threatened litigation or governmental investigation or proceeding not reflected in such financial statement or otherwise disclosed in writing to Auric and, to the knowledge of Pinnacle, or its holders, no litigation, is pending or threatened against Pinnacle.

H.   REPRESENTATIONS AND UNDERTAKINGS BY AURIC.

Auric represents and warrants as follows:

     (1) As of the closing date, the Auric shares to be delivered to the Stockholders will constitute valid and legally issued shares of Auric, fully paid and nonassessable, and will be legally equivalent in all respects to the common stock of Auric issued and outstanding as of the date hereof.

     (2) The officers of Auric are duly authorized to execute this agreement pursuant to authorization of its Board of Directors.

     (3) The financial statements of Auric, are true and complete statements, as of that date, of its financial condition, and fairly present the results of its operations for such period; there are no

                            PLAN OF REORGANIZATION
                                Auric/Pinnacle
                            January 20, 1996 Page 4
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     substantial liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities, which if disclosed, would alter substantially the financial condition of Auric, as reflected in such financial statements.

     (4) Since March 21, 1995, there have not been, and prior to the closing date there will not be, any material adverse changes in the financial position of Auric, except changed arising in the ordinary course of business and the proposed reorganization and separation of Auric and Fiero Mining Corp. An audited financial statement will be prepared as of December 31, 1995.

     (5) To the best knowledge of Auric, its Officers, Directors or Principal Shareholders, Auric is not involved in any pending or threatened litigation or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to Pinnacle.

     (6) As of the closing date, Auric will be in good standing as a Neveda corporation with total authorized capital consisting of Fifty Million shares of $.001 par value common shares.

     (7) The issuance of the 10,090,675 shares of common stock of Auric to the shareholders of Pinnacle as described above in Section II, A, is in compliance with the exemption from Registration provided under Rule 504 of Regulation D of the Securities Act of 1933, as amended, and any applicable State Securities Rules and Regulations. Auric will provide, at closing, an Opinion of Counsel, Opining to said compliance and determining the dollar value of said issuance.

I.   COUNTERPART: This Agreement may be signed in counterpart originals.

                            PLAN OF REORGANIZATION
                                Auric/Pinnacle
                            January 20, 1996 Page 5
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     THIS REORGANIZATION AGREEMENT is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective places of incorporation and in accordance with its constituent documents.


AURIC MINING CORP.                                     PINNACLE OIL, INC.

                                      by


/s/ George M. White                                    /s/ Dirk Stinson
--------------------------                             -------------------------
George M. White                                                     Dirk Stinson
PRESIDENT AND DIRECTOR                                    PRESIDENT AND DIRECTOR



/s/ Terrence J. Dunne                                  /s/ George Liszicasz
--------------------------                             -------------------------
Terrence J. Dunne                                               George Liszicasz
SECRETARY AND DIRECTOR                                     CHAIRMAN AND DIRECTOR


                            PLAN OF REORGANIZATION
                                Auric/Pinnacle
                            January 20, 1996 Page 6

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     THIS REORGANIZATION AGREEMENT is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective places of incorporation and in accordance with its constituent documents.


AURIC MINING CORP.                                     PINNACLE OIL, INC.

                                      by


/s/ George M. White                                    /s/ Dirk Stinson
--------------------------                             -------------------------
George M. White                                                     Dirk Stinson
PRESIDENT AND DIRECTOR                                    PRESIDENT AND DIRECTOR



/s/ Terrence J. Dunne                                  /s/ George Liszicasz
--------------------------                             -------------------------
Terrence J. Dunne                                               George Liszicasz
SECRETARY AND DIRECTOR                                     CHAIRMAN AND DIRECTOR